Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among

WESTMORELAND RESOURCE PARTNERS, LP,

WESTMORELAND KEMMERER, LLC,

WESTMORELAND KEMMERER FEE COAL HOLDINGS, LLC,

WESTERN COAL ACQUISITION PARTNERS, LLC,

and

MERIDA NATURAL RESOURCES, LLC

Dated as of March 1, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 1, 2019, by and among Western Coal Acquisition Partners, LLC, a Virginia limited liability company (“Purchaser”), Merida Natural Resources, LLC, a Virginia limited liability company (“Guarantor”), Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Company” and a “Seller”), Westmoreland Kemmerer, LLC, a Delaware limited liability company (“Kemmerer Seller” and a “Seller”) and Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company (“Fee Coal Holdings” and a “Seller”, and together with the Company and Kemmerer Seller, “Sellers”).

RECITALS:

A. Sellers directly and indirectly mine, process, market and sell thermal coal from the mining complex commonly referred to as “Kemmerer” located in the state of Wyoming (the “Business”), as set forth on the map attached hereto as Schedule A.

B. Sellers desire to sell to Purchaser the Purchased Assets and to assign to Purchaser the Assumed Liabilities, and Purchaser desires to purchase from Sellers the Purchased Assets and to assume from Sellers the Assumed Liabilities, in each case upon the terms and conditions set forth in this Agreement (such purchase, sale, assignment and assumption collectively, the “Sale”).

C. The Parties intend to consummate the Sale through and as part of a case filed on October 9, 2018 (the “Petition Date”) under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such case, the “Bankruptcy Case”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that Westmoreland Coal Company and its Subsidiaries and other Affiliates (in each case other than the Company and its Subsidiaries) shall, for all purposes hereunder, be deemed not to be Affiliates of the Company and its Subsidiaries.

“Assumed Cure Costs” means, with respect to any Purchased Contract, the Cure Costs, if any, for such Purchased Contract.

“Bidding Procedures Order” means that certain order (a) establishing bidding and sale procedures with respect to the sale of the Business, (b) authorizing the entry into a stalking horse agreement and the provision of stalking horse protections, (c) scheduling an auction and sale hearing and approving the form and manner of notice thereof, and (d) granting related relief, entered as docket number 1287 in the Bankruptcy Case.

“Black Lung Benefits Act” means the Black Lung Benefits Act, title 30 of the United States Code, sections 901, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, 95 Stat. 1643 and the Black Lung Consolidation of Administrative Responsibility Act, Pub. L. No. 107-275, 116 Stat. 1925.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clarke Guaranty” means a personal guaranty of Thomas M. Clarke as contemplated by the term sheet set forth on Exhibit A, with respect to the full payment and performance of Purchaser’s obligations under the Senior Note.

“Closing Net Working Capital” means the Net Working Capital of the Business as set forth in the Working Capital Statement.

“Coal Benefits Act” means the Coal Industry Retiree Health Benefit Act, as amended.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, commitment, understanding, arrangement, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Documents” means all books, records, files, invoices, inventory records, product specifications, cost and pricing information, business plans and quality control records and manuals, in each case exclusively relating to any Purchased Asset (and, at the cost of Purchaser and subject to compliance with applicable Law and non-disclosure obligations owed to third parties, copies of all other documents and records primarily, but not exclusively related to the Purchased Assets), including all data and other information stored in any format or media, including on hard drives, hard copy or other media.

“Employees” means all of the individuals directly employed by Westmoreland Coal Company and who devote more than 50% of their employment services to the Business on the Petition Date, as well as any additional persons who become employees of Westmoreland Coal Company and devote more than 50% of their employment services to the Business during the period from the Petition Date through and including the Closing Date.

“Environmental Law” means any Law relating to (i) the pollution, protection or restoration of the environment, (ii) any spill, emission, release or disposal into the environment of, or human exposure to, any pollutant, contaminant or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or (iii) acid mine drainage, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq; Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., and SMCRA, any applicable tribal, state or local law counterparts, as the same may be reauthorized or amended from time to time.

“Excluded Pre-Closing Fines” means collectively any monetary fines and penalties imposed by any Governmental Body for which Sellers have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) on or prior to the Closing Date and with respect to periods prior to the Closing Date.

“Final Cash Collateral Order” means the Final Order (I) Authorizing The MLP Debtors To Use Cash Collateral Pursuant To 11 U.S.C. § 363, (II) Granting Certain Protections To Prepetition Lenders Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, And 507, (III) Modifying The Automatic Stay And (IV) Granting Related Relief Docket No. 521 (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“GAAP” means generally accepted accounting principles in the United States.

“General Assignments and Bills of Sales” means the General Assignments and Bills of Sales for the Purchased Assets, in a form to be mutually agreed among the Parties.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Intellectual Property Right” means any trademark, service mark, trade name, trade dress, logo, domain name or URL, mask work, invention, patent, trade secret or other right in any proprietary business information (including data bases and data collections, pricing and cost information, business and marketing plans, and customer and supplier lists), copyright, right of publicity, know-how (including manufacturing and production processes and techniques, and research and development information), or any other intellectual property or similar proprietary industrial right of any kind or nature anywhere in the world (including any such rights in software), and including (i) any issuances, registrations or applications for registration of any of the foregoing, (ii) all goodwill associated with any of the foregoing, and (iii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, of those officers of Sellers identified on Schedule 1.1(a).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree or common law requirement.

“Lease Assignment and Assumption Agreements” means the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property, in a form to be mutually agreed among the Parties.

“Leased Real Property” means all real property and other rights leased or subleased by any Seller pursuant to a Lease.

“Leases” means the real property leases and subleases listed on Schedule 1.1(b), together with the rights to any and all underground and surface coal reserves, natural gas reserves, mineral rights, mining rights, surface rights, rights of way, easements, fixtures and improvements set forth in such leases and subleases.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, demand, responsibility, suit, judgment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, determined or indeterminable, disputed or undisputed, secured or unsecured, joint or several, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise, and whether or not required to be accrued on the financial statements of any entity or individual.

“Licenses” means the licenses, qualifications, franchises, certificates, consents, authorizations, approvals, Orders, and concessions used or held for use by Sellers in connection with the operation of the Business, and all pending applications for additional licenses, renewals of existing licenses, or amendments to existing licenses which have been submitted to any Governmental Body by any Seller necessary for the operation of the Business.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment or any other similar encumbrance or restriction in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Merida Guaranty” means a corporate guaranty of Merida as contemplated by the term sheet set forth on Exhibit A, with respect to the full payment and performance of Purchaser’s obligations under the Senior Note.

“Mining” means the exploration, extraction, processing, storage and transportation of coal and non-coal minerals and the Reclamation of lands used for such activities.

“Mining and Mining Safety Law” means all Laws relating to Mining and Mining safety, including (i) SMCRA (including its implementing regulations and any state analogs); (ii) MSHA; (iii) OSHA; (iv) acid and toxic mine drainage requirements; and (v) regulations relating to Mining operations and activities, including Reclamation.

“MLP Debtors” means the Company and its directly and indirectly wholly owned subsidiaries that are debtors in the Bankruptcy Case.

“MLP Secured Lenders” means the lenders from time to time party to that certain Financing Agreement dated as of December 31, 2014 (as has been amended and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time), together with their respective successors and assigns.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et. seq.

“Net Working Capital” means an amount equal to the excess of (i) the sum of Purchased Current Assets over (ii) the Assumed Payables (which amount may be a negative number in the event that the Assumed Payables exceed the Purchased Current Assets).

“Net Working Capital Statement” means a statement of the Net Working Capital of the Business, setting forth in reasonable detail the Assumed Payables, the Purchased Inventory and the Purchased Receivables as of 12:01 a.m. Eastern Time on the Closing Date, prepared in good faith by the Company and in substantially the form and containing substantially the line items set forth in the example calculation attached hereto as Schedule 1.1(d) (which sets forth the net working capital of the Business as of December 31, 2018), with all amounts therein to be calculated in accordance with the accounting methodologies, principles and judgments applied in the preparation of the example calculation contained on Schedule 1.1(d).

“Net Working Capital Target” means an amount equal to $10,500,000.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business.

“OSHA” means the Occupational and Safety Health Act of 1970, 29 U.S.C. §§ 652 et. seq.

“Owned Real Property” means all real property owned by Kemmerer Seller, including that real property that is listed on Schedule 1.1(c), together with all of Kemmerer Seller’s right, title and interest in and to the following, as it relates to the real property so listed and as used or held for use in the operation of the Business as conducted: (i) all buildings, structures and improvements located on such real property owned by Kemmerer Seller, (ii) all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, loadout structures and improvements, rail sidings, or apparatus affixed to such real property owned by Kemmerer Seller, (iii) all rights of way or easements, if any, in or upon or appurtenant to such real property owned by Kemmerer Seller and all other rights and appurtenances belonging or in any way pertaining to such real property owned by Kemmerer Seller (including the right, title and interest of Kemmerer Seller or an Affiliate in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights relating or appurtenant to such real property owned by Kemmerer Seller), and (iv) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property owned by such.

“Party” or “Parties” means Purchaser and each Seller, as the case may be.

“Permits” means the mining permits, drilling permits and other permits held by Sellers in the operation of the Business and Purchased Assets, and all pending applications for additional permits, renewals of existing permits or amendments to existing permits which have been submitted to any Governmental Body by any Seller necessary for the operation of the Business.

“Permitted Exceptions” means (a) statutory Liens for Taxes that are Assumed Liabilities not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, warehousemen’s and similar Liens arising or incurred in the Ordinary Course of Business specifically permitted in the Sale Order, (c) title of a lessor under a capital or operating lease if such lease is a Purchased Contract, (d) easements, covenants, conditions, restrictions and other similar encumbrances on real property that do not materially detract from the value of the affected Purchased Real Property and do not materially interfere with the present or intended use of such Purchased Real Property, (e) the leasehold estate or any sublease, license or rights of occupancy in any Owned Real Property where a Seller is lessor, (f) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that do not materially affect the use or transferability of the affected asset or property, (f) local, county, state and federal Laws, ordinances or governmental regulations including Environmental Laws and regulations, local building and fire codes, and zoning, conservation or other land use regulations now or hereafter in effect relating to any Purchased Real Property, (g) Liens for Taxes that constitute Assumed Liabilities, and (h) Liens that will be released by the Sale Order.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Paid Expenses” means any of Sellers’ rights with respect to all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, pre-paid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), to the extent related solely to the Business, except that professional fee retainers and pre-paid deposits related thereto shall not be included in the definition of “Pre-Paid Expenses.”

“Purchased Current Assets” means an amount equal to the sum of the value of the Purchased Receivables plus the value of the Purchased Inventory.

“Purchased Real Property” means the Owned Real Property and the Leased Real Property.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Reclamation” means reclamation, revegetation, recontouring, abatement, control or prevention of adverse effects of mining activities.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Required Bonding” means the applicable reclamation bonds, letters of credit or other sources of collateral or financial assurance required for each Transferred Permit/License sufficient to roll over or replace all existing reclamation and surety bonds of the Sellers related to the Transferred Permits/Licenses.

“Sale Order” means an Order in form and substance satisfactory to Purchaser and Sellers entered by the Bankruptcy Court or other court of competent jurisdiction (a) that is not subject to a stay pending appeal, and (b) that provides, at least, the following: (i) the Purchased Assets will be transferred to Purchaser free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the commencement of the Bankruptcy Cases, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and Transferred Exceptions, (ii) containing findings of fact and conclusions of law that Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of Section 363(m) of the Bankruptcy Code, and that this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, and (iii) this Agreement and the Transactions may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of Sellers or other Representative of their respective estates.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, a material adverse effect on the Purchased Assets, considered as a whole, other than any event, change, effect, condition, state of facts or occurrence resulting from (a) any change in the United States or foreign economies or financial markets in general, (b) any change that generally affects the mining, processing, marketing, sale or use of thermal coal or other carbon based sources of energy or power, (c) any change arising in connection with acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (in each case including cyberterrorism, (d) any change in applicable Laws or accounting rules, (e) any actions taken or proposed to be taken by Purchaser or any of its Affiliates, (f) any effect resulting from the public announcement of this Agreement or the Bankruptcy Case, (g) the commencement, initiation, filing, or administration of any insolvency proceedings or cases by any Seller or any of their respective Affiliates, and any effect resulting therefrom, (h) the sale or announcement of plans for a sale by any Seller or any of its Affiliates of Excluded Assets to a third party, (i) any labor organizing efforts, strikes, or other employee-related disruption of operations in the Business; (j) any effect resulting from the commencement of the Bankruptcy Case or as approved by the Bankruptcy Court in the Bankruptcy Case or any Seller’s inability to pay certain obligations as a result of the commencement of the Bankruptcy Case, (k) any failure of the Business or any Seller to meet any projections or forecasts for any period occurring on or after the date hereof, and (l) any change or effect to Westmoreland Coal Company that does not materially adversely affect the Purchased Assets; provided, however, that with respect to clauses (a), (b), (c), and (d), such effects shall not be excluded from the definition of “Seller Material Adverse Effect” to the extent it has, or would reasonably be expected to have, a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated businesses.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§ 1201 et. seq.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (a) all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including, without limitation, all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental (including taxes under Section 59A of the Code), disability, workers’ compensation, health care natural resources, excise, severance, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, (b) any item described in clause (a) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a) or (b).

“Tax Return” means any return, declaration, report, estimate, information return or other document relating to Taxes (including any related or supporting estimate, election, schedule, statement or information and any attachment thereto or amendment thereof).

“Trade Payables” means, as of 12:01a.m. Eastern Time on the Closing Date, the payable accounts that are line items set forth under the heading “Trade Payables” in the example calculation attached hereto as Schedule 1.1(d).

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Employee” means an Employee who accepts Purchaser’s offer of employment and commences working for Purchaser on the Closing Date.

“Transferred Exception” means title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

“Transition Services Agreement” means a transition services agreement to be entered into between Westmoreland Coal Company (or its applicable Affiliates or the acquiror of substantially all of the assets of Westmoreland Coal Company or of its applicable Affiliates) and Purchaser in respect of customary transition services pertaining to the Business.

“UMWA” means the United Mine Workers of America.

“Zurich” means Zurich American Insurance Company and its applicable Affiliates.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Agreement	Preamble
Allocation Notice of Objection	10.2(a)
Applicant Violator System	5.10
Assumed Liabilities	2.3
Assumed Payables	2.3(f)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
Cash Amount	3.1(a)
Cash Collateral	2.1(b)(xvii)
Closing	4.1
Closing Date	4.1
Collective Bargaining Agreement	5.11(a)
Company	Preamble
Competing Transaction	7.1
Confidentiality Agreement	8.7
Deposit Amount	3.2
Designated Purchaser	12.10
Equipment and Fixed Assets	2.1(b)(iii)
Excess Net Working Capital	3.3
Excluded Assets	2.2

Term	Section
Excluded Liabilities	2.4
FASB 410	5.13
Fee Coal Holdings	Preamble
Final Allocation Statement	10.2(a)
Guarantor	Preamble
Independent Firm	3.3
Interim Period	8.5(c)
Junior Note	3.1(c)
Kemmerer Seller	Preamble
Mining Financials Assurances	5.13
Necessary Consent	2.6(a)
Net Working Capital Shortfall	3.3
Petition Date	Recitals
Proposed Allocation Statement	10.2(a)
Purchase Price	3.1
Purchased Assets	2.1(b)
Purchased Contracts	2.1(b(vi)
Purchased Inventory	2.1(b)(iv)
Purchased Leased Real Property	2.1(b)(ii)
Purchased Receivables	2.1(b)(xv)
Purchaser	Preamble
Sale	Recitals
Seller	Preamble
Sellers	Preamble
Senior Note	3.1(b)
Termination Date	4.4(a)
Transaction Documents	8.8
Transfer Taxes	10.1(a)
Transferred Permits/Licenses	2.1(b)(vii)
Union	5.11(a)
WARN Act	5.11(c)

1.2 Other Definitional and Interpretive Matters. (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

Contracts. Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

Dollars. Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

GAAP. Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

Parties. References to any “Party” shall refer to Purchaser and each Seller, and references to the “Parties” shall refer to Purchaser and Sellers collectively; provided that, if the context requires, references to “Party” and “Parties” may be interpreted to refer to Purchaser, on the one hand, and Sellers collectively, on the other hand.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from the applicable Seller, and each applicable Seller will sell, transfer, assign, convey and deliver to Purchaser, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than those Liens created by Purchaser and Permitted Exceptions) and Excluded Liabilities.

(b) The term “Purchased Assets” means all of the properties, assets and rights of any Seller wherever situated or located, whether real, personal or mixed, whether tangible or intangible, whether identifiable or contingent, whether owned, leased, licensed, used or held for use, but in each case primarily in the conduct of the Business, and whether or not reflected on the books and records of Sellers, existing as of the Closing, including but not limited to the following:

(i) all right, title and interest in and to the Owned Real Property;

(ii) all right, title and interest in and to the Leases and the Leased Real Property (collectively, the “Purchased Leased Real Property”)

(iii) all equipment, fixed assets and tangible assets (including all mobile mining equipment and components thereof), in each case that are owned and used or held for use primarily in the conduct of the Business by Sellers, whether situated on the Purchased Real Property or elsewhere, and all of Sellers’ rights under warranties, indemnities, licenses and all similar rights against third parties with respect to the equipment, fixed assets and tangible assets referenced in this clause (iii) (to the extent such rights are assignable at no cost, expense or penalty to Sellers or their Affiliates, or at Purchaser’s election if Purchaser agrees to pay for such cost, expense or penalty), but excluding the Specifically Excluded Assets (collectively, the “Equipment and Fixed Assets”);

(iv) all coal inventory located on (or, to the extent in the possession of Sellers at the Closing, mined or extracted from) the Purchased Real Property or all coal in transit, together with all parts and supplies (collectively, the “Purchased Inventory”);

(v) all right, title and interest of Sellers now or hereafter existing, in, to and under the Contracts listed on Schedule 2.1(b)(v) that are unexpired as of the Closing Date and that have not been rejected (or are the subject of a notice of rejection or a pending rejection motion) by any Seller (as such schedule may be modified pursuant to Section 2.6) collectively, the “Purchased Contracts”), in each case as each such Contract may have been amended or otherwise modified prior to the date of (or as permitted in accordance with the terms of) this Agreement;

(vi) the Permits and the Licenses set forth on Schedule 2.1(b)(vi) and all other Permits and Licenses held by any Seller and exclusively related to the Business (collectively, the “Transferred Permits/Licenses”);

(vii) all rights of Sellers to use haul roads, utility easements and other rights of way and easements used or held for use in the operation of the Business;

(viii) all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(ix) all insurance proceeds, reserves, benefits or claims of any Seller or its Subsidiaries under the insurance policies maintained by Sellers for the benefit of the Purchased Assets and Business, to the extent relating to the Assumed Liabilities, the Purchased Assets or the Business;

(x) all goodwill directly associated with the Purchased Assets;

(xi) all Documents (other than those described in Section 2.2(f));

(xii) all rights, claims, causes of action and credits owned by any Seller to the extent relating to any Purchased Asset or Assumed Liability, including (A) any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability and (B) any causes of action arising under chapter 5 of the Bankruptcy Code, relating to the Purchased Assets that are against or otherwise involving any counterparty to any Purchased Contract, other than rights of setoff and recoupment and other defenses to any claim (as defined in the Bankruptcy Code) asserted against any Seller in the Bankruptcy Case;

(xiii) all Intellectual Property Rights relating to the Business to the extent: (1) listed on Schedule 2.1(b)(xiii); and (2) owned, licensed or leased by Sellers and transferrable or licensable by them, except to the extent related to the Excluded Assets or the Excluded Liabilities or to the extent such Intellectual Property Rights utilize the name “Westmoreland” or variations or derivations of the same;

(xiv) all Pre-Paid Expenses associated with the Purchased Assets;

(xv) all accounts receivable (whether billed or unbilled), rebates, notes, chattel paper, and negotiable instruments of Sellers primarily related to the Business (the “Purchased Receivables”); and

(xvi) All cash collateral, cash proceeds from letters of credit, and other collateral posted by or on behalf of Sellers with respect to the Business including the Mining Financial Assurances related to the Transferred Permits/Licenses (the “Cash Collateral”).

2.2 Excluded Assets. Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers (and their Affiliates, as applicable) will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means all assets, properties and rights of any Seller other than the Purchased Assets, including:

(a) all cash and cash equivalents, other than that which explicitly constitutes the Cash Collateral;

(b) all Intellectual Property Rights not set forth on Schedule 2.1(b)(xiii);

(c) all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller in respect of an Excluded Asset or Excluded Liability;

(d) rights of setoff and recoupment and other defenses to any claim (as defined in the Bankruptcy Code) asserted against any Seller in the Bankruptcy Case;

(e) any shares of capital stock or other equity interest of any of Sellers or any of their Affiliates or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any of Sellers or any of their Affiliates;

(f) any Documents prepared in connection with this Agreement or the Transactions or primarily relating to the Bankruptcy Case, any minute books, stock ledgers, corporate seals and stock certificates of Sellers, and other similar books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain, including Tax Returns and financial statements or that relate exclusively to the Excluded Assets;

(g) all avoidance actions or similar causes of action arising under Sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof;

(h) any Purchased Contract for which applicable Law requires the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(i) refunds, credits and rebates of Taxes or prepayment of Taxes of any Seller;

(j) property Taxes that are prepaid on Purchased Assets, but only to the extent related to any period or portion thereof beginning after the Closing Date;

(k) assets of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or other similar benefit plans, whether or not subject to ERISA, not assumed by Purchaser;

(l) all insurance policies, including captive insurance policies issued by Affiliates of any Seller or Westmoreland Coal Company, other than any proceeds therefrom contemplated in Section (2.1)(b)(ix); and

(m) all assets listed on Schedule 2.2.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, pursuant to the Sale Order, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of any kind or character to the extent resulting from or arising out of or in connection with Purchaser’s or its Affiliates’ use, operation, possession or ownership of or interest in the Purchased Assets and/or the Business, in each case, following the Closing;

(b) any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c) all Liabilities of Sellers under the Purchased Contracts that arise on or after the Closing Date;

(d) all Liabilities of Sellers arising out of or relating to (i) the Transferred Permits/Licenses, including such Liabilities thereunder arising out of or relating to all Reclamation and post-mining Liabilities of the Business or the Purchased Assets and such Liabilities thereunder arising with respect to the Interim Period, (ii) any mine operation or safety compliance matters related to the condition of the Purchased Assets or the mining areas of the Business, but excluding any Excluded Pre-Closing Fines, (iii) the Purchased Assets’ or the Business’s compliance with Environmental Laws, and (iv) any conditions arising from a spill, emission, release or disposal into the environment of, or human exposure to, hazardous materials resulting from the operation of the Business or Purchased Assets;

(e) any Transfer Taxes;

(f) all severance, production, sale or similar Taxes imposed by the State of Wyoming or any political subdivision thereof, in each case incurred by Sellers prior to the Closing (whether billed or unbilled), to the extent that such obligations relate to the Purchased Assets, Assumed Liabilities or the Business;

(g) all accrued vacation pertaining to the Business;

(h) all Trade Payables arising after the Petition Date that remain unpaid as of the Closing Date (the “Assumed Payables”);

(i) all Liabilities listed on Schedule 2.3(i); and

(j) all payroll obligations relating to the Business or the Purchased Assets accruing from and after 12:01 a.m. Eastern Time on the Closing Date.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser will not assume and will be deemed not to have assumed, and Sellers will remain liable with respect to, the Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Sellers arising out of, relating to or otherwise in respect of the following, other than the Assumed Liabilities: (a) resulting from or arising out of Sellers’ use, operation, possession or ownership of the Purchased Assets prior to the Closing, (b) all Liabilities of Sellers arising from the Transactions, (c) any obligations under any employee benefit plans, including without limitation, any pension obligations, retiree healthcare, any other OPEB liabilities, any successor obligations under any Collective Bargaining Agreements and any withdrawal liabilities under any multi-employer pension plans, (d) any Liability arising from, based upon, or with respect to the Coal Benefits Act, (e) any Liabilities arising under the Black Lung Benefits Act or the Federal Coal Mine Health and Safety Act of 1969, (f) any Excluded Pre-Closing Fines, (g) Taxes (including for the avoidance of doubt, real and personal property taxes but excluding any Taxes that constitute any component of Net Working Capital and any Taxes that are Assumed Liabilities pursuant to Section 2.3(f)) related to any period or portion thereof prior to the Closing Date (which real property taxes will be paid or escrowed by Seller at or prior to Closing), and (h) all payroll obligations relating to the Business or the Purchased Assets in respect of all periods (or portions thereof) prior to the Closing.

2.5 Cure Costs. At the Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will take assignment of the Purchased Contracts. All Assumed Cure Costs will be paid by Purchaser, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order or the Sale Order, and not by Sellers; and Sellers and their Affiliates will have no Liability for any Assumed Cure Costs.

2.6 Non-Assignment of Assets. (a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not affect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent” or collectively, the “Necessary Consents”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Purchaser thereunder and (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their respective reasonable best efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement and the Sale Order.

(b) Subject to Section 2.6(a), if after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

(c) Notwithstanding anything herein to the contrary, at any time prior to the Closing Date, Purchaser will be entitled, in its sole discretion, to remove any Contract from Schedule 2.1(b)(v) by providing written notice thereof to Sellers and any Contract so removed will be deemed to be an “Excluded Asset” for all purposes hereunder.

2.7 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions; provided, that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III. CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a) $7,500,000 in cash at Closing (the “Cash Amount”);

(b) A $112,500,000 senior secured promissory note, in form mutually agreed by the parties, and incorporating the terms set forth in the term sheet attached hereto as Exhibit A (the “Senior Note”), which will be secured by the Clarke Guaranty, the Merida Guaranty and other collateral defined in Section 4.3;

(c) A $95,000,000 junior secured promissory note, in form mutually agreed by the parties, and incorporating the terms set forth in the term sheet attached hereto as Exhibit B (the “Junior Note”),

(d) the assumption of the Assumed Liabilities, together with the Excess Net Working Capital Payment (if any), which shall be paid as set forth in Section 3.3.

3.2 Purchase Price Deposit. On the date hereof, Purchaser shall deposit with the Company the sum of $2,500,000 (the “Deposit Amount”), which, together with any interest having accrued on the Deposit Amount between the date hereof and such disposition, will be either refunded to Purchaser or retained by the Company as follows:

(a) if the Closing occurs, the Deposit Amount will be retained by the Company and applied towards the amount payable by Purchaser under Section 3.1(a) hereof;

(b) if this Agreement is terminated by Sellers pursuant to Section 4.4(d), the Company will be entitled to retain the Deposit Amount, and such Deposit Amount will be deemed compensation and consideration for entering into this Agreement; and

(c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(d), the Deposit Amount will be refunded to Purchaser.

3.3 Working Capital Payment. Not later than thirty (30) days following the Closing Date, the Company shall deliver to Purchaser the Net Working Capital Statement. If the Closing Net Working Capital exceeds the sum of (i) the Net Working Capital Target plus (ii) $1,000,000, then Purchaser will promptly (but in no event more than five Business Days) pay to the Company (by wire transfer of immediately available funds) an amount equal to such excess (but only, for the avoidance of doubt, if a positive number) (the “Excess Net Working Capital Payment”). If the sum of (i) the Net Working Capital Target minus (ii) $1,000,000 exceeds the Closing Net Working Capital, then the Company will promptly (but in no event more than five Business Days) pay to Purchaser (by wire transfer of immediately available funds) an amount equal to such excess (but only, for the avoidance of doubt, if a positive number) (the “Net Working Capital Shortfall”). In the event the Purchaser disputes the Net Working Capital Statement, the Purchaser shall within five Business Days following receipt thereof provide written notice of such dispute to the Company, including a reasonably detailed explanation regarding the basis for such dispute. The parties shall thereafter endeavor in good faith to resolve such dispute on a mutually agreeable basis; provided, however, that if any such disputes remain unresolved after ten Business Days, either party can submit such dispute to BDO USA, LLP (an independent accounting firm) (the “Independent Firm”), and such Independent Firm shall make a binding determination (made in accordance with this Agreement) with respect to such dispute within ten Business Days following the submission of the dispute thereto. The fees, costs and expenses of the Independent Firm shall initially be allocated 50% to the Company and 50% to Purchaser; provided that such fees, costs and expenses will ultimately be allocated between the Company and Purchaser in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the company submits an adjustment of $1,000 for a specific item, and if Purchaser contests only $500 of the amount claimed by the Company, and if the Independent Firm ultimately resolves the dispute by awarding the Company $300 of the $500 contested, then the fees, costs and expenses of the Independent Firm will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to the Company.

3.4 Payment of Purchase Price. At the Closing:

(a) Purchaser will pay to Sellers, in immediately available funds, an amount equal to the Cash Amount, which Cash Amount shall be paid directly to the MLP Secured Lenders; provided, however, that the Sellers and the other MLP Debtors, as applicable, (i) with the prior written consent of the MLP Secured Lenders (which consent shall not be unreasonably withheld, delayed or conditioned), may use a portion of the Cash Amount solely to the extent that the cash they have on hand is insufficient to pay, subject to the limitations set forth in the Final Cash Collateral Order, the MLP Debtors’ undisputed, accrued and unpaid administrative expenses that arose after the Petition Date in the ordinary course of business and, to the extent allowed by the Bankruptcy Court under section 503(b) of the Bankruptcy Code, non-ordinary course administrative expenses and (ii) with the prior written consent of the MLP Secured Lenders, may use a portion of the Cash Amount solely to the extent that the cash the MLP Debtors have on hand is insufficient to pay, subject to the limitations set forth in the Final Cash Collateral Order, the MLP Debtors’ undisputed, allowed priority unsecured claims.

(b) The Deposit Amount will be applied towards the Cash Amount payable by Purchaser to the Company pursuant to the terms and conditions of this Agreement.

(c) Purchaser will deliver the Senior Note and the Junior Note.

(d) Purchaser will assume the Assumed Liabilities pursuant to instruments delivered at the Closing as provided in Section 4.3.

(e) All payments of Purchase Price will be made free and clear of, and without any reduction in respect of, any withholding or similar Taxes.

IV. CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.2(e) hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place remotely by the electronic exchange of documents and signatures in PDF format (a) at 10:00 a.m. (Eastern time) on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (b) at such other place and time as the Parties may designate in writing, or (c) in the event that a tender offer for the common units of the Company by Westmoreland Coal Company has been commenced prior to the Closing, the earliest of (i) one Business Day after the date on which such tender offer is consummated, with all properly tendered common units of the Company having been accepted for payment and paid for, (ii) one Business Day after the date on which such tender offer has been terminated in accordance with its terms, and (iii) April 15, 2019. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2 Deliveries by Sellers. At the Closing, Sellers will deliver to Purchaser:

(a) the General Assignments and Bills of Sale for the Purchased Assets, each duly executed by the applicable Seller;

(b) the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property, each duly executed by the applicable Seller;

(c) the Contracts Assignment and Assumption Agreements for the assumed Contracts, each duly executed by the applicable Seller;

(d) special warranty or limited warranty deeds (or similar deeds to convey title with warranties limited only to grantor’s acts in a particular jurisdiction where the Owned Real Property is located) to the Owned Real Property in recordable form, duly executed by the applicable Seller;

(e) all documents of title and instruments of conveyance (duly executed by the applicable Seller) necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks and trailers owned by Sellers (and any other Purchased Assets owned by Sellers which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which are included in the Purchased Assets;

(f) the officers certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b); and

(g) all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than those released by the Sale Order, those created by Purchaser and Permitted Exceptions).

4.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to the Company:

(a) the consideration specified in Section 3.3(a) of this Agreement;

(b) the Senior Note, duly executed by Purchaser and the other parties thereto;

(c) the Junior Note, duly executed by the Purchaser;

(d) the Clarke Guaranty, duly executed by the Parties thereto;

(e) the Merida Guaranty, duly executed by the Parties thereto;

(f) appropriate security documents (e.g., equity pledge agreements, mortgages, UCC documents), duly executed by Purchaser or its applicable Affiliates, granting a perfected lien to Sellers with respect to the Purchased Assets and other mutually agreed third party collateral.

(g) the General Assignments and Bills of Sale for the Purchased Assets, each duly executed by Purchaser;

(h) the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property, each duly executed by Purchaser;

(i) the Contracts Assignment and Assumption Agreements for the assumed Contracts, each duly executed by Purchaser;

(j) evidence reasonably satisfactory to the Company in its sole discretion that the Required Bonding has been established;

(k) the officers certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b); and

(l) all such other documents, instruments and certificates, reasonably requested by Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. Eastern time on April 15, 2019 (the “Termination Date”); provided, however, that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then Purchaser or the Company, respectively, may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by mutual written consent of the Company and Purchaser;

(c) by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Sections 9.1 or 9.2(e) and such breach has not been cured by the earlier of (i) 30 days after the giving of written notice by Purchaser to the Company of such breach and (ii) the Termination Date; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) by the Company, if Purchaser or Guarantor breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Sections 9.2 or 9.2(e) and such breach has not been cured by the earlier of (i) thirty (30) days after the giving of written notice by the Company to Purchaser of such breach and (ii) the Termination Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Purchaser or the Company if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and use their respective reasonable best efforts to pursue such appeal unless and until this Agreement is terminated pursuant to this Section 4.4;

(f) by Purchaser or the Company, if the Bankruptcy Court enters an Order approving a Competing Transaction; and

(g) automatically, upon the consummation of a Competing Transaction.

4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4, the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by Purchaser or any Seller.

4.6 Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective Representatives; provided, however, that the provisions of Section 3.2, this Section 4.6 and Article XII (other than Section 12.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder, provided, further, that nothing in this Section 4.6 will be deemed to interfere with Sellers’ rights to retain the Deposit Amount under Section 3.2 hereof.

V. REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Purchaser that:

5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and, subject to any limitations that may be imposed on such Seller resulting from or relating to the Bankruptcy Case, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2 Authorization of Agreement. Subject to entry of the Sale Order and such other authorization as may be required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Governmental Consents. Except to the extent rendered unnecessary through the entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except (a) for the entry of the Sale Order and (b) as would not reasonably be expected to have a Seller Material Adverse Effect.

5.4 Title to / Sufficiency of Purchased Assets.

(a) Subject to Section 2.6, and subject to the entry of the Sale Order, Sellers own the Owned Real Property and the Purchased Assets that are tangible personal property free and clear of all Liens (other than Permitted Exceptions) and, at the Closing, Purchaser will be vested with good, marketable, and valid title to the Owned Real Property and such Purchased Assets, free and clear of all Liens (other than Permitted Exceptions and Liens created by Purchaser) and Excluded Liabilities, to the fullest extent permissible under Law, including Sections 105, 363, and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure.

(b) Except as set forth on Schedule 5.4(b), the Purchased Assets constitute all the properties, assets, interests in properties and rights necessary to permit Purchaser to carry on the Business after the Closing in the Ordinary Course of Business of Sellers prior to Closing.

5.5 Validity of Purchased Contracts. As of the date of this Agreement, each Purchased Contract is in full force and effect and is a valid and binding obligation of Seller party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Cure Costs under Section 2.5. As of the date of this Agreement, no Seller has received any written notice of the intention of any third party to terminate any Purchased Contract. As of the date of this Agreement, to the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or would cause the acceleration of any obligation of any Seller or the creation of a Lien upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.6 Litigation. Except for Legal Proceedings that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings or Orders pending or, to the Knowledge of Sellers, threatened against any Seller that involves or relates to the Business, any of the Transactions, or affects any of the Purchased Assets.

5.7 Financial Advisors. Except with respect to Lazard Freres & Co. LLC, Sellers have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions for which Purchaser is or will become liable.

5.8 Environmental Matters. Except as would not reasonably be expected to be material to the Business or the Purchased Assets:

(a) Sellers’ operation of the Business, and the Purchased Real Property related thereto, have complied during the previous 3 years and, as of the date of this Agreement, are in compliance with all applicable Environmental Laws;

(b) Sellers have not received any written notice, report or other information alleging any pending or threatened material violation, non-compliance, Liability or potential Liability under Environmental Laws with regard to any of the Purchased Real Property or the Business, or any prior business for which Sellers have retained Liability under any Contract or Environmental Law, nor do Sellers have any unresolved claims alleging any violations of Environmental Law;

(c) No Legal Proceeding is pending or, to Sellers’ Knowledge, threatened under any Environmental Law or environmental provision of any Mining and Mining Safety Law against Sellers or with respect to the Purchased Real Property or the Business, nor are there any Orders outstanding under any Environmental Law or environmental provision of any Mining and Mining Safety Law with respect to the Purchased Real Property or the Business;

(d) Sellers (i) hold and are, and have been during the previous 3 years, in compliance with all Permits required under Environmental Law (each of which is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold a Permit required under Environmental Law is being contested in good faith by Sellers by appropriate proceedings diligently conducted) for any of their current operations or for the current ownership, operation or use of the Purchased Real Property, including all Permits required under Environmental Law for the coal mining-

related operations of Sellers or, to the extent currently required, any pending construction or expansion related thereto, (ii) have used reasonable best efforts to cause all contractors, lessees and other Persons occupying, operating or using the Purchased Real Property to comply with Environmental Law and obtain all necessary Permits required under Environmental Law, and (iii) have not received any written notice that the Permits required under Environment Law will not be renewed;

(e) To Seller’s Knowledge, none of the Purchased Assets contains underground storage tanks requiring a Permit under Environmental Law, above ground storage tanks requiring a Permit under Environmental Law, transformers or other equipment containing PCBs at levels above 50 parts per million, underground injection wells requiring a Permit under Environmental Law, non-naturally occurring radioactive materials or septic tanks or waste disposal pits requiring a Permit under Environmental Law (to the extent such tanks or pits constitute Purchased Assets), except in each case for such tanks, transformers, other equipment, wells, or pits that would not reasonably be expected to give rise to material Liability; and

(f) Sellers have made available copies of all material environmental assessments, audits (including compliance audits), evaluations, studies, and tests from the past four (4) years within their current possession, relating to the Purchased Real Property, whether generated by Sellers or others, including environmental audits and environmental site assessments.

5.9 Sellers’ Intellectual Property. Except as disclosed on Schedule 5.9, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to Sellers’ Knowledge, (i) the conduct of the Business by Sellers as currently conducted (including the products and services currently sold or provided by Sellers) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against Sellers, and (ii) no Person is infringing or otherwise violating any Intellectual Property Rights owned by Sellers, and no such claims are pending or threatened in writing against any Person by Sellers.

5.10 Compliance with Applicable Laws; Permits. (a) The Sellers and each of their Affiliates own and operate, and for each of the prior three (3) years have at all times owned and operated, the Purchased Assets and conduct, and for each of the prior three (3) years have at all times conducted, the Business, in each case, in compliance in all material respects with all Orders, Permits and Law applicable to the Sellers, such Affiliates of the Sellers, the Purchased Assets or the Business, as applicable, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Body with jurisdiction over such matters, and (b) no Seller nor any of its respective Representatives has received in the past twenty-four (24) months any written notice from a Governmental Body or third party alleging that any Seller, any of its respective Affiliates or the Business is not in compliance in any material respect with applicable Orders, Permits and Law. The Permits set forth on Schedule 5.10 are all of the material Permits held by Sellers with respect to the current operation and conduct of the Business, the Purchased Assets or the Assumed Liabilities. No Seller nor any officer or director of any Seller is “permit blocked” on the Applicant Violator System established pursuant to SMCRA (or any applicable state system) (the “Applicant Violator System”) by any Governmental Body.

5.11 Labor Matters.

(a) Except as set forth on Schedule 5.11(a), none of the Sellers or their Affiliates are party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other similar agreements (each a “Collective Bargaining Agreement”), or any letter or memoranda of understanding or agreement interpreting any Collective Bargaining Agreement or modifying same, with respect to the Business, with any union, works council, or labor organization (each a “Union” and collectively “Unions”);

(b) Except as set forth on Schedule 5.11(b), to Sellers’ Knowledge, in the past three (3) years, other than pursuant to procedures established in connection with the Bankruptcy Case, (i) no Union or group of Employees or former Employees has organized any employees for purposes of collective bargaining, sought to bargain collectively with any of Sellers, made a demand for recognition or certification as an employee representative for purposes of collective bargaining or filed a petition for recognition with any Governmental Authority; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by any of Sellers, other than pursuant to procedures established in connection with the Bankruptcy Case; and (iii) in the past three (3) years, there have been no material strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other material forms of organized labor disruption with respect to any of Sellers; and

(c) Within the past three (3) years, there has been no “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and including any similar state or local Law (the “WARN Act”)) with respect to any Seller and, therefore, Sellers have complied with any and all legal requirements to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, the WARN Act, or any applicable Law for Employees outside the United States regarding the termination or layoff of Employees.

(d) Excluding any legal matter, either individually or in the aggregate, reasonably expected to be immaterial to the Business or pursuant to procedures established in connection with the Bankruptcy Case, (i) within the past three (3) years, Sellers have, to the Knowledge of Sellers, been in compliance with all applicable Law relating to labor and employment, including all applicable Law relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; FLSA, classification of independent contractors, hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; and data privacy and data protection; (ii) there are no pending, or to Sellers’ Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions, or proceedings), against Sellers brought by or on behalf of any applicant for employment, any current or former Employee, any person alleging to be a current or former employee, any representative, agent, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of Sellers, or any group or class of the foregoing, or any Governmental Body, alleging violation of any labor or employment Law, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (iii) each of the Employees has presented documentation sufficient under the Laws of the jurisdiction in which they perform employment services for the Sellers authorizing the Employees to lawfully work within the jurisdictions they perform employment services for Sellers; and (iv) no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan.

5.12 Employees. Sellers do not employ any individual Person. Schedule 5.12(a) contains a complete and accurate list of the Employees as of the date hereof, including employees’ work location, union or non-union status, status as exempt or non-exempt under the provisions of the Fair Labor Standards Act and other applicable Laws, title, start date and base wage rate or salary. Except as set forth on Schedule 5.12(b), no Seller nor any of its respective Affiliates sponsors, maintains, contributes to or has any Liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or any multiemployer plan with respect to the Employees.

5.13 Mining. Each Seller has, in the amounts and forms required pursuant to applicable Mining and Mining Safety Laws, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance as (a) required under the applicable Permits or Mining and Mining Safety Laws for Reclamation of land, water or other natural resources at any property included in the Purchased Assets, or (b) required pursuant to any applicable Permit or Mining and Mining Safety Law (collectively, “Mining Financial Assurances”). Schedule 5.13 sets forth a complete and accurate list of all Mining Financial Assurances held by Sellers with respect to the Purchased Assets, categorized by Transferred Permit/License or the Purchased Assets, and including the name of the provider, the amount provided, and the amounts of collateral held by the provider. Except as noted on Schedule 5.13, the Cash Collateral shown on Schedule 5.13 does not secure any obligations or assets other than the Assumed Liabilities and the

Purchased Assets. The liability for mine closing and Reclamation obligations recorded on the most recent balance sheet of Sellers provided to Purchaser has been properly accrued in accordance with the requirements of Financial Accounting Standards Board Codification Topic 410, Asset Retirement and Environmental Obligations, formerly known as Financial Accounting Standard No. 143 (“FASB 410”), and the amount of such liability is equal to or in excess of the amount of such obligations, determined on the basis of Sellers’ actual historic Reclamation and closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Law.

5.14 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Purchased Assets or the use thereof. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR

Purchaser and Guarantor hereby represent and warrant to Sellers that:

6.1 Organization and Good Standing. Each of Purchaser and Guarantor is an entity duly organized, validly existing and in good standing under the Laws of the state of its organization.

6.2 Authorization of Agreement. Each of Purchaser and Guarantor has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of Purchaser and Guarantor. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser or Guarantor is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly executed and delivered by Purchaser and/or Guarantor, as applicable, and (assuming the due authorization, execution and delivery by the other Parties) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser or Guarantor is a party constitutes legal, valid and binding obligations of Purchaser and Guarantor, as applicable, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or Guarantor in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser or Guarantor is a party, the compliance by Purchaser and Guarantor with any of the provisions hereof or thereof, the consummation of Transactions, the taking by Purchaser or Guarantor of any other action contemplated hereby or thereby, except for (a) the entry of the Sale Order and (b) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

6.4 Litigation. Except as set forth on Schedule 6.4, there are no Legal Proceedings pending or, to the knowledge of Purchaser or Guarantor, threatened against Purchaser or Guarantor, or to which Purchaser or Guarantor is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor Guarantor is subject to any Order except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or Guarantor in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof that would or could be owed by or claimed against Sellers or any of the consideration to be paid hereunder.

6.6 Capability.

(a) Purchaser and Guarantor have and will have at Closing sufficient funds available to them in cash to pay or cause to be paid the Cash Amount and the fees and expenses required to be paid by Purchaser in connection with the Transactions, to effect the Transactions, and to establish and maintain the Required Bonding as of the Closing. As of the date hereof and upon the consummation of the Transactions, (i) Purchaser and Guarantor will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Purchaser and Guarantor will not be left with unreasonably small capital, (iii) Purchaser and Guarantor will not have incurred debts beyond their ability to pay such debts as they mature, and (iv) the capital of Purchaser and Guarantor will not be impaired.

(b) Purchaser is and will be capable of taking transfer of, or obtaining replacement or overlapping permits for, and of posting replacement Required Bonding with respect to, the Transferred Permits/Licenses, and none of Purchaser, Guarantor or their Affiliates have been denied, or are subject to denial of, any application for any mining license, permit or other authorization of a Governmental Body due to application of the Applicant Violator System established pursuant to the SMCRA (or any applicable state system).

6.7 Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Guarantor acknowledge and agree that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Disclosure Schedules), and Purchaser and Guarantor acknowledge and agree that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and “as is” basis. Purchaser and Guarantor acknowledge that they have conducted to their satisfaction their own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser and Guarantor have relied on the results of their own independent investigation.

6.8 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedules), neither Purchaser, Guarantor nor any other Person makes any other express or implied representation or warranty with respect to the Purchaser, the Guarantor or the Transactions, and Purchaser and Guarantor disclaim any other representations or warranties, whether made by Purchaser, Guarantor, any Affiliate of Purchaser or Guarantor, or any of Purchaser’s, Guarantor’s or their Affiliates’ respective

Representatives. Except for the representations and warranties contained in Article V, Purchaser and Guarantor agree and acknowledge that none of Sellers or any Person on behalf of Sellers makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Business or with respect to any other information provided or made available to Purchaser or Guarantor in connection with the Transactions, including information conveyed at management presentations, in a virtual data room or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

VII. BANKRUPTCY COURT MATTERS

7.1 Bankruptcy Procedures Order. Sellers shall take all actions necessary to timely file this Agreement with Bankruptcy Court and serve a copy on all applicable notice parties as provided in the Bidding Procedures Order as if this Agreement were a “Stalking Horse Agreement” (as defined in the Bidding Procedures Order) under the Bidding Procedures Order.

7.2 Competing Transactions. This Agreement is subject to the Bankruptcy Court’s and Sellers’ consideration of higher or better competing bids. From and after the date hereof until the date that the auction contemplated by the Bidding Procedures Order is declared closed by Sellers, Sellers are permitted to cause their respective Representatives and Affiliates to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents, and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a chapter 11 plan) the consummation of which would be substantially inconsistent with the Transactions (a “Competing Transaction”). In addition, Sellers shall be permitted to respond to any inquiries or offers to purchase all or any part of the Purchased Assets (whether in combination with other assets of Sellers or their Affiliates or otherwise) and perform any and all other acts related thereto which are required or permitted under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law, including supplying information relating to the Business and the assets of Sellers to prospective purchasers.

7.3 Bankruptcy Court Filings. Sellers will pursue diligently the entry of the Sale Order, and Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a

“good faith” purchaser under Section 363(m) of the Bankruptcy Code. Sellers will use reasonable efforts to provide Purchaser notice in advance of filing with the Bankruptcy Court or any appellate court any motion, brief, notice, proposed Order, amendment, supplement or other pleading that Sellers propose to file in the Bankruptcy Court relating to the Transactions.

VIII. COVENANTS

8.1 Access to Information.

(a) From the date hereof through the Closing Date, Purchaser will be entitled for purposes of consummating the Transactions to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances so as not to disturb the operation of the Business and will be subject to restrictions under applicable Law. Sellers will direct and use their reasonable best efforts to cause their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with Sellers and their Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege. Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Purchased Assets and the Transactions.

(b) For a period of three (3) years following the Closing Date, Purchaser shall make available and provide access to Sellers, upon reasonable notice and during normal business hours, to (i) the books and records of the Business (or copies or extracts thereof) with respect to periods or portions of periods ending on or before the Closing Date (including the Documents) as may be in the possession of Purchaser or its Affiliates, and (ii) to the management-level Transferred Employees, in each case for purposes of complying with applicable Laws and fulfilling Sellers’ obligations under this Agreement, and with respect to pursuing and resolving claims and causes of action that constitute Excluded Assets. For the avoidance of doubt, Sellers’ access to Purchaser’s books and records under pursuant to this Section 8.1(b) shall be limited to those books and records that relate solely to the Business and the Excluded Assets.

8.2 Actions Pending the Closing. Except (a) as required by applicable Law or by Order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement, or (c) with the prior written consent of Purchaser, during the period from the date hereof to and through the Closing Date, Sellers will: (i) use commercially reasonable efforts to carry on the Business in the Ordinary Course of Business of the Sellers and use commercially reasonable efforts to maintain, preserve and protect the Purchased Assets in their current condition, ordinary wear and tear excepted, but including replacements, modifications or maintenance in the Ordinary Course of Business of the Sellers and normal inventories of coal and operating materials and supplies in the Ordinary Course of Business of the Sellers; (ii) maintain their books, accounts and records in the Ordinary Course of Business; (iii) not materially amend, modify, terminate, waive any rights under or create any Lien (other than a Lien that will not be transferred to Purchaser at the Closing) with respect to any of the Purchased Contracts; (iv) use commercially reasonable efforts to defend and protect the Purchased Assets from infringement or deterioration; (v) comply with applicable Laws with respect to the Business or any Purchased Assets, other than with respect to the failure of such compliance as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (vi) use commercially reasonable efforts to maintain in full force and effect all Transferred Permits/Licenses and comply with the terms of each such Transferred Permit/License and (vii) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3 Consents. Sellers and Purchaser will use their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Sections 2.6(a)(ii) or 5.3 and the Necessary Consents; provided, however, that none of Sellers or Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval.

8.4 Further Assurances. Subject to the other provisions of this Agreement and any relevant Order of the Bankruptcy Court, each of Purchaser and each Seller will use its reasonable best efforts to (a) take all actions necessary or appropriate to consummate the Transactions, (b) provide the other Parties with reasonable cooperation and take such actions as such other Parties may reasonably request in connection with the consummation of the Transactions, (c) following the Closing, execute and deliver such additional documents, instruments, assignments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions, and (d) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Without limiting the foregoing, each of Purchaser and Sellers will use its reasonable best efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing.

8.5 Transferred Permit/License and Surety Bond Matters.

(a) To the extent permitted by Law, Purchaser shall prepare, at its sole cost and expense, all applications required to transfer the Transferred Permits/Licenses (which applications shall include the necessary applications, notices, forms and other documents to appoint Purchaser as the designated operator on the Transferred Permits/Licenses with the appropriate Governmental Body). Sellers shall cooperate with and provide reasonable assistance to Purchaser in connection with such preparation and such applications shall be reasonably satisfactory to Purchaser. As promptly as practicable and in no event later than 10 days after the date hereof, Purchaser shall properly file all applications required to transfer the Transferred Permits/Licenses from Sellers and their Affiliates to Purchaser with the appropriate Governmental Body. From and after the date hereof, Purchaser shall use its reasonable best efforts to pursue the prompt transfer of the Transferred Permits/Licenses to Purchaser. Sellers agree to provide the cooperation reasonably requested by Purchaser to procure the transfer of the Transferred Permits/Licenses.

(b) Subject to Section 9.1(f), Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary under all Laws to put in place with the appropriate Governmental Body as promptly as commercially reasonably possible after the date hereof (but in no event later than the Closing) the Required Bonding necessary to transfer the Transferred Permits/Licenses from Sellers and their Affiliates to Purchaser in such a manner so as to permit the roll over or termination of all existing reclamation and surety bonds of the Sellers and underlying bond agreements (and related instruments) related to the Transferred Permits/Licenses. Purchaser shall be solely responsible for the establishment and maintenance of the Required Bonding. Promptly following the execution of this Agreement, Purchaser shall negotiate in good faith with Zurich to effect the roll over, assignment or replacement at Closing of its Kemmerer reclamation bonds on terms that are not unreasonable to Purchaser and Zurich.

(c) To the extent permitted by applicable Law, from and after the Closing, and subject to Purchaser’s obligation under Section 8.4(a) to promptly effect the transfer of the Transferred Permits/Licenses to Purchaser, Purchaser shall operate under the Transferred Permits/Licenses as the designated operator. To the extent allowed by and in accordance with Law, after the Closing and until the appropriate Governmental Body approves the transfer of the Transferred Permits/Licenses to Purchaser (the “Interim Period”), Sellers grant Purchaser the right to conduct, at the sole cost and expense of Purchaser, mining operations following the Closing on the Purchased Real Property under the Transferred Permits/Licenses as the designated operator. Purchaser shall indemnify and hold harmless Sellers, Sellers’ Affiliates, Westmoreland Coal Company and its Affiliates for (i) all activities or omissions of Purchaser on the Purchased Real Property, and (ii) any Liabilities incurred with respect to such bonds or other financial assurances resulting from the actions or omissions of Purchaser or its Affiliates while operating under the Transferred Permits/Licenses, in each case, during the Interim Period. Notwithstanding the foregoing, to the extent Purchaser operates under any Transferred Permits/Licenses during the Interim Period prior to the transfer of such to Purchaser, Purchaser shall, at its sole cost and expense, (x) until such time as Purchaser has posted replacement surety bonds or other financial assurances, pay or reimburse the Sellers (promptly upon receipt of notice from the Sellers, which such notice shall contain the applicable surety bond numbers and corresponding premium amounts) for the cost of any premiums that become due after the Closing Date for post-Closing periods with respect to such surety bonds or other financial assurances, and (y) post any addition to the principal amount of any such surety bond or other financial assurance required by any Governmental Body after the Closing Date as a result of any action taken by Purchaser or its Affiliates with respect to the Purchased Assets. Purchaser and Sellers will make such filings, applications, notices or deliver any other documents as necessary to give effect to the foregoing arrangement during the Interim Period.

(d) During the Interim Period, Purchaser shall, and shall cause its Affiliates to: (i) maintain such Transferred Permit/License and comply with all Laws governing, and all conditions and requirements of, or pertaining to, any such Transferred Permits/Licenses (which shall include the performance of all actions required by applicable Laws and all conditions and requirements of the Transferred Permit/License); and (ii) be solely responsible (including all required remedial measures or abatement actions) for all incidents of violation, non-compliance, and similar occurrences related to the Transferred Permits/Licenses that arise from the actions of Purchaser and its Affiliates and their respective agents, Representatives and business relations while operating under such Transferred Permits/Licenses during the Interim Period. Purchaser shall promptly deliver to Sellers written notice of any such incidents or occurrences. In the event the Purchaser fails to cure any such matters, Sellers shall have the right, but not the obligation, to cure such matters (including right of entry onto the applicable Purchased Real Property). Purchaser shall promptly reimburse Sellers for the reasonable costs of any such cure. Sellers shall have (and Purchaser shall grant) all reasonable rights of entry onto the Purchased Real Property necessary for Sellers to maintain the Transferred Permits/Licenses in the event Purchaser fails to maintain the Transferred Permits/Licenses during the Interim Period.

(e) Upon the completion of the transfer of each applicable Transferred Permit/License, Purchaser shall cooperate with Seller to (i) secure the prompt termination of the applicable reclamation and surety bonds of Seller related thereto, (ii) secure prompt the termination of the underlying bond agreement (and related instruments) related to the Transferred Permit/License (to the extent all Transferred Permits/Licenses subject to the applicable bond agreement (or related instrument) have been transferred to Purchaser), and (iii) to secure the prompt release of the related Cash Collateral.

(f) The above notwithstanding, from and after the Closing, Purchaser shall remain liable for the Assumed Liabilities related to the Transferred Permits/Licenses even if any applicable Governmental Body fails to approve the transfers of any of the Transferred Permits/Licenses to Purchaser.

8.6 Publicity. Prior to Closing, unless otherwise required by applicable Law or Bankruptcy Court requirement, Purchaser and Sellers shall consult with each other before issuing any press release or public announcement concerning this Agreement or the Transactions, and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that such requirement shall not apply to Sellers with respect to any actions taken with respect to a Competing Transaction. From and after the Closing, the Purchaser and Sellers may make public statements with respect to this Agreement or the Transactions so long as such announcements do not disclose the specific terms or conditions of this Agreement, except where such terms and conditions have already been disclosed as required by Law or Bankruptcy Court requirement; provided, that the issuing party shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof to the extent practicable.

8.7 Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated August 25, 2018 between the Company and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

8.8 Transaction Documents. The Parties shall negotiate in good faith, prior to the Closing (and the Company shall use its reasonable best efforts to cause Westmoreland Coal Company, or the acquiror of substantially all of its assets, to negotiate, in the case of the Transition Services Agreement), the terms of the General Assignments and Bills of Sales, the Lease Assignment and Assumption Agreements, the Senior Note, the Junior Note, the Clarke Guaranty, the Merida Guaranty, the Transition Services Agreement and each other document, agreement or instrument executed and delivered in connection herewith or therewith, and in each case such terms shall be in a form (a) customary for transactions of the type contemplated by this Agreement and (b) reasonably satisfactory to the Company and Purchaser (and, in the case of the Senior Note and the Junior Note, to the MLP Secured Lenders), in their respective discretion. Purchaser shall agree to enter into each of the General Assignments and Bills of Sales, the Lease Assignment and Assumption Agreements, the Senior Note, the Junior Note and each other document, agreement or instrument executed and delivered in connection herewith or therewith, to the extent such document (i) is in a form customary for transactions of the type contemplated by this Agreement, (ii) with respect to the Senior Note, is consistent with the terms set forth in the term sheet attached as Exhibit A hereto, (iii) with respect to the Junior Note, is consistent with the terms set forth in the term sheet attached as Exhibit B hereto, and (iv) with respect to any other document contemplated by this Section 8.8, is reasonably satisfactory to Purchaser.

IX. CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers contained in this Agreement (disregarding any “materiality” or “Seller Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the forgoing effect;

(c) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2; and

(d) no Seller Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser and Guarantor contained in this Agreement (disregarding any “materiality” or “Purchaser Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed by an authorized officer of each of Purchaser and Guarantor, dated the Closing Date, to the foregoing effect;

(b) Purchaser and Guarantor shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser and Guarantor prior to or on the Closing Date, and the Company shall have received a certificate signed by an authorized officer of each of Purchaser and Guarantor on behalf of Purchaser an Guarantor, dated the Closing Date, to the foregoing effect;

(c) arrangements satisfactory to the Company shall be in place regarding the Required Bonding (under which, for the avoidance of doubt, neither Sellers nor any of their Affiliates (including Westmoreland Coal Company and its Affiliates) will be liable for the obligations of Purchaser), and the Company shall be satisfied that there have been no adverse developments or occurrences that would reasonably be expected to be material and adverse in the context of the transfer of one or more Transferred Permits/Licenses;

(d) Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3; and

(e) the Company shall be satisfied in its sole discretion that the bond agreements related exclusively to the Transferred Permits/Licenses (and related instruments) underlying the existing reclamation and surety bonds of the Sellers with respect to the Transferred Permits/Licenses will be terminated upon the completion of the transfer of the related Transferred Permits/Licenses and there shall be no remaining obligations of Sellers nor any of their Affiliates (nor Westmoreland Coal Company and its Affiliates) thereunder.

9.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b) the Bankruptcy Court shall have entered the Sale Order;

(c) the Bankruptcy Court shall have granted the debtors in the Bankruptcy Case the authority to reject all retiree medical obligations related to the Purchased Assets pursuant to 11 U.S.C. § 1114, and either (i) Purchaser and the UMWA have reached agreement on terms and conditions for a modified collective bargaining agreement or (ii) the Bankruptcy Court shall have granted the debtors in the Bankruptcy Case the authority to reject the existing collective bargaining agreement related to the Business and to impose the terms set forth in the debtors’ January 9, 2019 proposal; and

(d) Zurich shall have agreed to assign or replace all of its existing Mining Financial Assurances at Closing on terms not unreasonable to Purchaser and Zurich, or one or more other sureties selected by Purchaser shall have issued replacement bonds for all such Zurich bonds on terms not unreasonable to Purchaser.

9.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.2(e), as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

X. TAXES

10.1 Transfer Taxes.

(a) All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne by Purchaser, regardless of the Party on whom Liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise use their respective reasonable best efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

10.2 Purchase Price Allocation.

(a) As promptly as practicable after the Closing Date, but no later than 120 days thereafter, Purchaser will prepare and deliver to Sellers an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 30 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a) the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their reasonable best efforts to agree on the allocations. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally. For the avoidance of doubt, in administering any Legal Proceeding, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Sellers and their respective estates.

(b) Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement. Neither Sellers nor Purchaser will take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Final Allocation Statement unless required to do so by applicable Law.

10.3 Cooperation and Audits. Purchaser, its Affiliates and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI. OTHER AGREEMENTS

11.1 Employee Matters.

(a) Prior to the Closing Date, Purchaser or a Designated Purchaser shall make offers of employment to all Employees as of the Closing Date. The Company shall use its commercially reasonable efforts to cause Westmoreland Coal Company to, as of the Closing Date, terminate the employment of each Employee and shall cooperate with, and use its commercially reasonable efforts to assist, Purchaser with Purchaser’s hiring (effective as of the Closing Date) of such Employees. The Purchaser shall be responsible for all Liabilities under the WARN Act. Prior to the Closing Date, Purchaser shall set initial terms and conditions of employment, including wages, benefits, job duties and responsibilities and work assignment for the non-Union Employees (but excluding severance), all of which shall be substantially similar to those of such non-Union Employee prior to the Closing Date. For any Employees who are represented by a Union, offers of employment by Purchaser or a Designated Purchaser shall be in accordance with the Collective Bargaining Agreement adopted by Purchaser. With respect to any accrued but unused vacation time, and/or paid time off of any Transferred Employee immediately prior to the Closing Date, Purchaser shall assume the Liability for such accrued vacation and/or paid time off and allow such Transferred Employee to use such accrued vacation and/or paid time off, in the same manner as provided under such vacation and/or paid time off policy, as applicable, immediately prior to the Closing Date.

(b) Without limiting the generality of Section 12.10, the provisions of this Article XI are included for the sole benefit of the Sellers and Purchaser and nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including in any current or former employee, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Sellers or Westmoreland Coal Company in respect of continued employment (or resumed employment) with Purchaser or any of its Affiliates or the Business and no provision of this Article XI shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee plan, Purchaser Plan or any plan or arrangement that may be established by Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Sellers, Westmoreland Coal Company, Purchaser or any of their respective Affiliates.

XII. MISCELLANEOUS

12.1 No Survival of Representations and Warranties. The Parties agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the Parties will have any Liability to each other after the Closing for any breach thereof. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

12.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Sellers on the one hand and Purchaser and Guarantor on the other hand will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto.

12.3 Injunctive Relief.

(a) The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b) The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser, Guarantor or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser, Guarantor or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 12.3.

12.4 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 12.8 hereof; provided, however, that if the Bankruptcy Case has been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Proceeding in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

12.5 Waiver of Right to Trial by Jury. Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

12.6 Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.7 Governing Law. This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, and, where state Law is implicated, the Laws of the State of Delaware applicable to contracts made and performed in such State.

12.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to:

Westmoreland Resource Partners, LP

c/o Westmoreland Coal Company

Attention: Jennifer Grafton

Email: jgrafton@westmoreland.com

Attention:

Email:

With a copy (which will not constitute notice) to:

Jones Day

901 Lakeside Ave.

Cleveland, Ohio 44114

Attention: Heather Lennox

Email: hlennox@jonesday.com

If to Purchaser or Guarantor, to:

Merida Natural Resources, LLC

192 Summerfield Court, Suite 203

Roanoke, Virginia 24019

Attention: Thomas M. Clarke

Email: tom.clarke@clarkeinvestments.com

With a copy (which will not constitute notice) to:

Merida Natural Resources, LLC

Attention: Scott Cockerham

Email: Scott.Cockerham@clarkeinvestments.com

12.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.10 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Sections 8.5(c) and 12.11 nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers on the one hand or Purchaser or Guarantor on the other hand (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void, provided, however, that Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 12.10, one or more Affiliates to (i) purchase the Purchased Assets and/or (ii) assume the Assumed Liabilities, on and after the Closing Date (any such Affiliate of Purchaser that shall be properly designated by Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of Purchaser to designate a Designated Purchaser is conditioned upon (a) such Designated Purchaser executing and delivering to Sellers a counterpart to this Agreement, (b) such Designated Purchaser being able to perform the applicable covenants under this Agreement (and make the same representations and warranties as Purchaser has made in Section 6.6, to the extent relating to the relevant portion of the Purchased Assets being acquired by such Designated Purchaser), and demonstrate satisfaction of the applicable requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the applicable assumed Contracts and the assumed Leases, (c) any such designation not creating any Liability (including any Liability relating to Taxes) for Sellers or their Affiliates that would not have existed had Purchaser purchased the Purchased Assets and/or assumed the Assumed Liabilities, and which Liability is (i) not fully reimbursed by or on behalf of Purchaser prior to or at the Closing or (ii) a Liability for which Purchaser or the applicable Designated Purchaser agrees, at its election, to provide an indemnity reasonably acceptable to Sellers, and (d) such designation not reasonably being expected to materially delay, prevent or hinder the consummation of the transactions contemplated by this Agreement. No such designation shall relieve Purchaser of any of its obligations hereunder. Any breach hereof by a Designated Purchaser shall be deemed a breach by Purchaser. The above designation shall be made by Purchaser by way of a written notice to be delivered to Sellers as soon as reasonably practicable after the date hereof and in no event later than the fifth (5th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Purchaser(s) and shall indicate which Purchased Assets and Assumed Liabilities that Purchaser intends such Designated Purchaser(s) to purchase and/or assume, as applicable, hereunder. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires. Notwithstanding the foregoing, Sellers may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court.

12.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, incorporator, manager, agent, attorney, Representative or Affiliate of the parties to this Agreement or any of their Affiliates or Westmoreland Coal Company and its Affiliates will have any Liability for any obligations or Liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the Parties, no other party will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise. In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the Transactions.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.13 Merida Guaranty. Guarantor hereby unconditionally, absolutely and irrevocably guaranties the full and punctual payment and performance of any and all obligations of Purchaser under this Agreement and all other Transaction Documents (excluding the Junior Note, which is not guaranteed) as and when such payment or performance shall become due in accordance with the terms of this Agreement and the other Transaction Documents, as applicable. Except as otherwise specifically provided in a Transaction Document, this Agreement is a guaranty of payment and performance and not merely of collectability and is in no way conditioned upon any attempt to collect from or proceed against the Purchaser or any other Person or any other event or circumstance. The obligations of Guarantor under this Agreement are direct and primary obligations, and a separate action or actions may be brought against Guarantor regardless of whether action is brought against the Purchaser or any other Person, except as otherwise specifically provided in a Transaction Document. In any legal action to enforce the obligations of Guarantor hereunder, Guarantor shall be responsible for all reasonable and documented fees and expenses incurred by Sellers in connection with such enforcement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.

PURCHASER:

WESTERN COAL ACQUISITION PARTNERS, LLC

By:	/s/ Thomas M. Clarke
Name: Thomas M. Clarke
Title: Authorized Signatory

GUARANTOR:

MERIDA NATURAL RESOURCES, LLC

By:	/s/ Thomas M. Clarke
Name: Thomas M. Clarke
Title: Authorized Signatory

COMPANY:

WESTMORELAND RESOURCE PARTNERS, LP

By:	/s/ Joseph E. Micheletti
Name: Joseph E. Micheletti
Title: Executive Vice President

KEMMERER SELLER:

WESTMORELAND KEMMERER, LLC

By:	/s/ Joseph E. Micheletti
Name: Joseph E. Micheletti
Title: Vice President

FEE COAL HOLDINGS:

WESTMORELAND KEMMERER FEE COAL HOLDINGS, LLC

By:	/s/ Joseph E. Micheletti
Name: Joseph E. Micheletti
Title: Executive Vice President